Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Parallel Petroleum Corporation
Midland, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-90296 and No. 333-112518) and Form S-8 (No. 33-57348, No. 333-34617 and No. 333-669380) of Parallel Petroleum Corporation of our reports dated March 10, 2006, relating to the consolidated financial statements and the effectiveness of Parallel Petroleum Corporation’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

/s/ BDO Seidman, LLP

Houston, Texas
March 16, 2006